Putnam Short Duration Income Fund, January 31, 2016, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			3,542
Class B		  	    1
Class C		    	    8
Class M			   18

72DD2

Class R		         1
Class R5			    0
Class R6			    4
Class Y		    	2,323

73A1

Class A			0.0257
Class B			0.0063
Class C	      	0.0063
Class M			0.0232

73A2

Class R	      	0.0063
Class R5			0.0179
Class R6			0.0308
Class Y			0.0307

73B

Class A          	0.0018
Class B          	0.0018
Class C          	0.0018
Class M         	0.0018
Class R          	0.0018
Class R5        	--
Class R6        	0.0018
Class Y           	0.0018


74U1

Class A		    143,899
Class B			   169
Class C			 1,756
Class M			   857

74U2

Class R			   108
Class R6			   228
Class Y		     88,354

74V1

Class A			10.01
Class B			10.00
Class C			10.00
Class M             10.01

74V2

Class R			10.00
Class R6			10.03
Class Y			10.02

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.